ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and is entered into this 24th day of July, 1997, by, between and among POMEROY COMPUTER RESOURCES, INC., a Delaware corporation, (the "Purchaser"), MICROCARE, INC., an Indiana corporation ("Seller No. 1"), MICROCARE COMPUTER SERVICES, INC., an Indiana
corporation  ("Seller  No.  2"), and ROBERT  L.  VERSPRILLE  (the
"Shareholder").
                     W I T N E S S E T H :

WHEREAS, Seller No. 1 is a full service provider of a variety of computer service and support solutions to large and medium size commercial, governmental and other professional customers throughout the Indianapolis, Indiana Metropolitan area as well as the entire state of Indiana; and

WHEREAS, Seller No. 2 provides a variety of computer service and support solutions to the State of Indiana;

WHEREAS,  Shareholder  is  the  owner  of  100  shares   of   the
outstanding stock of Seller No. 1 and 100 shares of the outstanding stock of Seller No. 2, which stock constitutes 100% of the outstanding stock of each corporation and Shareholder is the sole director of Seller No. 1 and Seller No. 2; and

WHEREAS, Purchaser desires to purchase certain of the assets of Seller No. 1 and of Seller No. 2 used in their operations (the "Business") and assume certain of the liabilities of Seller No. 1 in connection with the Business, and Seller No. 1 and Seller No. 2 desire to sell certain of such assets, subject to such liabilities, but only (i) upon the terms and subject to the conditions set forth in this Agreement, (ii) the representations, warranties, covenants, indemnifications, assurances and undertakings of Seller No. 1, Seller No. 2, Shareholder and of Purchaser contained in this Agreement, (iii) the agreements of Seller No. 1 and Seller No. 2 to refrain from competition with Purchaser for four (4) years from the closing of this transaction and (iv) the agreement of Shareholder to refrain from competition for the later of four (4) years from the Closing date or one (1) year after the termination of Shareholder's employment with Purchaser pursuant to and in accordance with, the terms of his Employment Agreement to be executed upon Closing.

NOW,  THEREFORE, in consideration of the above premises  and  the
mutual  promises,  covenants,  agreements,  representations   and
warranties herein contained, the parties hereto agree as follows:


                               1.
                          DEFINITIONS

1.1 Affiliate. "Affiliate" shall mean (i) in the case of an entity, any person (the term "person" for these purposes means an individual, partnership, firm, corporation or other entity) who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified person (the term "control" for these purposes means the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the

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managing  or  general partner of a partnership, or  otherwise  to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity) or (ii) in the case of an individual, such individual's spouse, descendants or parents or a trust primarily for the benefit of such individual or any of the foregoing.

1.2 Assumed Liabilities. The "Assumed Liabilities" are the liabilities of Seller No. 1 and Seller No. 2 assumed or paid at Closing by the Purchaser pursuant to Sections 3.1 and 3.2 of this Agreement.

1.3 Balance Sheets. The "Balance Sheets" are the unaudited balance sheet of Seller No. 1 and Seller No. 2, respectively, as of June 30,1997, included as part of the Financial Statements.

1.4   Closing.   The "Closing" shall be the consummation  of  the
transactions contemplated under this Asset Purchase Agreement.

1.5  Closing Date.  The "Closing Date" shall be as of 10:00 a.m.,
E.D.T., July 24, 1997.
1.6 Code. The "Code" is the Internal Revenue Code of 1986, as amended, 26 U.S.C. 1 et seq.

1.7    Court.   A  "Court"  is  any  federal,  state,  municipal,
domestic, foreign or other governmental tribunal or an arbitrator or person with similar power or authority.

1.8   Disclosure  Schedule.   The "Disclosure  Schedule"  is  the
Disclosure  Schedule  dated  the  date  of  this  Agreement   and
delivered by Seller No. 1 and Seller No. 2 to Purchaser.

1.9   Encumbrance.   An "Encumbrance" is any  security  interest,
lien,    or    encumbrance    whether   imposed   by   agreement,
understanding, law or otherwise, on any of Purchased Assets No. 1 and/or Purchased Assets No. 2 (as defined herein).

1.10 Excluded Assets. An "Excluded Asset" is any asset set forth in Section 2.4.

1.11 Financial Statements. The "Financial Statements" are the unaudited financial statements of Seller No. 1 for the years ended March 31, 1997 and March 31, 1996 and the unaudited interim balance sheets of Seller No. 1 and Seller No. 2 as of June 30, 1997, including any and all notes thereto. The "Financial Statements do not include the Pro Forma Balance Sheet.

1.12 Governmental Entity. A "Governmental Entity" is any Court or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

1.13 Pro Forma Balance Sheet. The "Pro Forma Balance Sheet" is the unaudited balance sheet of Seller No. 1 prepared as described in Section 4.1(c) and adjusted for Excluded Assets of Seller No. 1 per Section 2.4 and Excluded Liabilities of Seller No. 1 per
Section 3.3 as of July 23, 1997.

1.14   Purchase  Price.   The  "Purchase  Price"  is  the   total
consideration paid by Purchaser to Seller No. 1 and Seller No.  2 for Purchased Assets No. 1 and Purchased Assets No. 2 as set forth in Sections 4.1, 4.2 and 4.4.

1.15 Purchased Assets No. 1. The "Purchased Assets No. 1" are the assets of Seller No. 1, used in the Business, acquired by the Purchaser pursuant to the terms of this Agreement.

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1.16  Purchased Assets No. 2.  The "Purchased Assets No.  2"  are
the assets of Seller No. 2, used in the Business, acquired by the Purchaser pursuant to the terms of this Agreement.

1.17 Taxes. "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

1.18 Tax Return. A "Tax Return" is a report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller No. 1 and Seller No. 2.

1.19  Actual  Knowledge of Seller No. 1 and Seller  No.  2.   For
purposes of this Agreement, Actual Knowledge of Seller No. 1  and
Seller No. 2 shall be limited to the actual knowledge of the Shareholder.

1.20  Best  Knowledge  of Seller No. 1 and  Seller  No.  2.   For
purposes  of this Agreement, Best Knowledge of Seller No.  1  and
Seller No. 2 shall be limited to the best knowledge of the Shareholder.

                               2.
                             TERMS

2.1  Agreement.

      Seller No. 1 agrees to sell and convey to Purchaser the Purchased Assets No. 1 as hereinafter set forth in Section 2.2. Seller No. 2 agrees to sell and convey to Purchaser the Purchased Assets No. 2 as hereinafter set forth in Section 2.3. Purchaser agrees to purchase said assets. The agreements of Purchaser and Seller No. 1 and Seller No. 2 are expressly conditioned upon the terms, conditions, covenants, representations and warranties as hereinafter set forth.

2.2   Assets  to  be  Sold  by Seller  No.  1  and  Purchased  by
Purchaser.

      At  the Closing of this Agreement, Purchaser shall purchase and Seller No. 1 shall sell the following assets of Seller No.  1 used in the Business of Seller No. 1:

      (a) Certain inventory of computers, related equipment and service parts held by Seller No. 1 as set forth on Exhibit A attached hereto;

      (b)  Certain vehicles of Seller No. 1 set forth on attached
Exhibit B (excepting the four (4) vehicles to be retained by Seller No. 1 as set forth in Section 2.4);

      (c) Certain fixed assets and equipment of Seller No. 1 as set forth on attached Exhibit C;

     (d)  All of Seller No. 1's fixed rate contracts and time and
material   contracts  with  the  State  of  Indiana   and   other
organizations set forth on attached Exhibit D;

      (e) All of Seller No. 1's service contracts which are set forth on attached Exhibit E;

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     (f)  All intangible assets of Seller No. 1 which are used in the Business of Seller No. 1, including without limitation, all purchase orders, contracts, rights and agreements, work in
process,   customers   lists,   supplier   agreements,   patents,
trademarks and service marks (including the goodwill associated with the marks), computer programs, the right to the use of the corporate and trade names of or used by Seller No. 1, or derivative thereof, as all or a part of a corporate or trade name (excepting the intangible assets to be retained by Seller No. 1 as set forth in Section 2.4);

     (g)  All distribution contracts and authorizations of Seller
No. 1;

      (h) All base artwork, photo materials, plates (if owned by Seller No. 1), separations and other materials that are used by Seller No. 1 for printing brochures and promotional materials including all intellectual property rights therein; and

      (i) The assignment of any telephone numbers used in the Business of Seller No. 1.

2.3   Assets  to  be  Sold  by Seller  No.  2  and  Purchased  by
Purchaser.

      At  the Closing of this Agreement, Purchaser shall purchase and Seller No. 2 shall sell the following assets of Seller No.  2 used in the Business of Seller No. 2:

     (a) Seller No. 2's agreement( whether oral or written) with the State of Indiana dated the 1st day of July, 1997, set forth on attached Exhibit F;

      (b) All of Seller No. 2's service contracts, if any, which are set forth on attached Exhibit G;

     (c) All intangible assets of Seller No. 2 which are used in the Business of Seller No. 2, including without limitation, all purchase orders, contracts, rights and agreements, work in process, customers lists, supplier agreements, patents and trademarks and service marks (including the goodwill associated with the marks) the right to use the corporate and trade name of or used by Seller No. 2, or derivative thereof, as all or part of a corporate or trade name (excepting the intangible assets to be retained by Seller No. 2 as set forth in Section 2.4); and

      (d) The assignment of any telephone number used in the Business of Seller No. 2.

2.4  Excluded Assets.

      Seller No. 1 and Seller No. 2 shall not sell and Purchaser shall not purchase any of the assets of Seller No. 1 and/or Seller No. 2, except the assets set forth in Sections 2.2 and 2.3 above. Specifically, Seller No.1 and Seller No. 2 are not selling and Purchaser is not purchasing any of Seller No. 1's or Seller No. 2's cash or cash equivalents, investment accounts, accounts receivable, officers life insurance, including its surrender value, four vehicles, consisting of a 1994 Cadillac, a 1994 Corvette, a 1994 Plymouth Colt Vista, and a 1996 Suburban, any federal, state or local tax refunds, if any, owed to Seller No. 1 or Seller No. 2 presently or in the future, any prepaid items (except as related to the executory contracts being assumed by Purchaser in Section 3.2), any part of the Purchase Price to be received by Seller No. 1 and Seller No. 2 for the sale of the assets, the minute books of Seller No. 1 or Seller No. 2, their

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tax  returns,  corporate seals and stock records  and  any  other assets not specifically set forth in Sections 2.2 and 2.3 above.

     In addition, Seller No. 1 and Seller No. 2 will each interim bill (and shall be entitled to receive and retain payment for), as of the Closing, or as soon thereafter as is customary with the billing practices of any partially completed contract, all partially completed work that Seller No. 1 and Seller No. 2 have performed on any of its contracts up to the date of Closing. In addition, to the extent that Seller No. 1 and Seller No. 2 are unable to interim bill for any partially completed contracts, Seller No. 1 and Seller No. 2 will each bill Purchaser within thirty (30) days of the Closing date, for all work that Seller No. 1 and Seller No. 2 have performed on any such unbilled partially completed contracts up to the date of Closing. A list of all such unbilled partially completed work is set forth on Exhibit H attached hereto. Seller No. 1 and Seller No. 2 will bill Purchaser for such work at a rate of $20.00 per hour for labor and at cost for parts incident to such work. Purchaser covenants and agrees to diligently complete such work and promptly upon completion undertake reasonable efforts to bill and collect for such work. Upon collection by Purchaser for such work, Purchaser covenants and agrees to promptly reimburse Seller No. 1 and Seller No. 2 for such work according to the billings received by Purchaser from Seller No. 1 and Seller No. 2 as provided above. Seller No. 1 and Seller No. 2 shall be solely responsible for any liability or costs relating to such completed or partially completed work. In the event that Purchaser incurs any cost for correcting any defective work performed by Seller No. 1 or Seller No. 2 prior to the closing date, Seller No. 1 and Seller No. 2 shall promptly reimburse Purchaser for all costs that may be incurred by Purchaser to correct such prior work performed by Seller No. 1 and/or Seller No. 2.

2.5  Instruments of Transfer.

      Except as otherwise provided herein, at Closing, Seller No. 1 and Seller No. 2 will deliver, respectively, to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer and assignment as shall be effective to vest in Purchaser good and marketable title and interest in and to Purchased Assets No. 1 and Purchased Assets No. 2, respectively. At or after the Closing, and without further consideration, Seller No. 1 and Seller No. 2 will execute and deliver to Purchaser such further instruments of conveyance and transfer and take such other action as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser any of the Purchased Assets No. 1 and/or Purchased Assets No. 2 or for aiding and assisting and collecting and reducing to possession and exercising rights with respect thereto. Seller No. 1, Seller No. 2 and the Shareholder agree to use their best efforts to obtain and deliver to Purchaser such consents, approvals, assurances and statements from third parties as Purchaser may reasonably require in a form reasonably satisfactory to Purchaser. In addition to the foregoing, Seller No. 1 and Seller No. 2 will deliver to Purchaser the originals or copies of all of Seller No. 1's and Seller No. 2's books, records and other data relating to Purchased Assets No. 1 and Purchased Assets No. 2, respectively; and simultaneously with such delivery, Seller No. 1 and Seller No. 2 shall take all such acts as may be necessary to put Purchaser in actual possession, and operating control of Purchased Assets No. 1 and Purchased Assets No. 2. Seller No. 1 and Seller No. 2 shall cooperate with

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Purchaser  to permit Purchaser, if possible, to enjoy Seller  No.
1's and Seller No. 2's ratings and benefits under workmen's compensation laws and unemployment compensation laws to the extent permitted by such laws.

2.6  Instruments Giving Certain Powers and Rights.

      To  the  extent that any assignment does not  result  in  a complete transfer of the contracts to Purchaser because of a provision in any contract against Seller No. 1's or Seller No.
2's assignment of any its right thereunder, Seller No. 1 and Seller No. 2 shall cooperate with Purchaser in any reasonable manner proposed by Purchaser to complete the acquisition of the contracts and Seller No. 1's and Seller No. 2's rights, benefits and privileges thereunder in order to fulfill and carry out Seller No. 1's and Seller No. 2's obligations under this Agreement. Such additional action may include, but is not limited to: (i) entering into a subcontract between Seller No. 1 and/or Seller No. 2 and Purchaser which allows Purchaser to perform Seller No. 1's and Seller No. 2's duties under such contracts and to enforce Seller No. 1's and Seller No. 2's rights thereunder; (ii) the sale of Seller No. 1's and Seller No. 2's stock owned by Shareholder to Purchaser on terms to which the parties may mutually agree to allow Purchaser to operate Seller No. 1 and Seller No. 2 as wholly-owned subsidiaries to enforce the contracts; or (iii) entering into a new multi-party agreement with such customers which allows Purchaser to perform Seller No. 1's and Seller No. 2's obligations and enforce Seller No. 1's and Seller No. 2's rights under the contracts.


                               3.
                   ASSIGNMENT OF LIABILITIES

3.1  Liabilities to be Paid Off at Closing or Assumed.

      A. At the Closing, Purchaser shall pay off the debt on certain vehicles being transferred to it in the approximate amount of $12,457.48 as of the date hereof and shall assume
Seller No. 1's deferred service contract liability in the approximate amount of $31,405.00 as of the date hereof. Purchaser shall secure the release of any personal guarantees executed by Shareholder relating to the indebtedness securing the vehicles of Seller No. 1 being purchased by Purchaser.

     B. At the Closing, Purchaser shall assume and pay, perform and discharge when due all of Seller No. 1's employees' accrued vacation time, which on the date of Closing is $13,357.38.

3.2  Executory Contracts.

      At the Closing, Purchaser shall assume and pay, perform and discharge when due the following:

     (a) All the obligations and liabilities of Seller No. 1 and Seller No. 2 arising after the Closing under the contracts described in Sections 2.2 and 2.3; and

      (b) Seller No. 1's obligations and liabilities under executory contracts arising after the Closing relating to Seller No. 1's Yellow Pages advertisements (projected to cost Twelve Thousand Six Hundred Eighteen Dollars ($12,618.00) for the period August, 1997 through July, 1998) and Centrix agreements.

      (c) All product warranty liabilities and obligations of Seller No. 1 arising after Closing with respect to products assembled, manufactured, distributed or sold on or prior to the Closing Date up to a maximum aggregate liability of $2,000.00.

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      (d)   All  future  liabilities for merchandise  in  transit
F.O.B. shipping point which has not been received and/or entered into inventory by Seller No. 1 or Seller No. 2 as of the Closing and for which no bill has been posted by Seller No. 1 or Seller No. 2 as of the Closing.

3.3  Excluded Liabilities.

      Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume or become responsible for any claim, liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (a "Liability") of Seller No. 1 and/or Seller No. 2 except the
Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller No. 1 and Seller No. 2 which Purchaser shall not assume or become responsible for (unless specifically included as Assumed Liabilities):

     (a) all of the trade accounts payable, accrued expenses and capital leases of Seller No. 1 and/or Seller No. 2;

      (b) any indebtedness relating to the vehicles being retained by Seller No. 1 as set forth in Section 2.4.

     (c) all Liabilities for any Taxes whether deferred or which have accrued or may accrue or become due and payable by Seller No. 1 and/or Seller No. 2 either prior to, on or after the Closing Date, including, without limitation, all taxes and fees of a similar nature arising from the sale and transfer of Purchased Asset No. 1 and Purchased Assets No. 2 to Purchaser;

     (d) all Liabilities and obligations to directors, officers, employees or agents of Seller No. 1 and Seller No. 2, including, without limitation, all Liabilities and obligations for wages, salary,  bonuses,  commissions, vacation (except  to  the  extent
Purchaser agrees to assume such item as set forth in Section 3.1(B)) or severance pay, profit sharing or pension benefits, and all Liabilities and obligations arising under any bonus, commission, salary or compensation plans or arrangements, whether accruing prior to, on or after the Closing Date;

      (e) all Liabilities and obligations with respect to unemployment compensation claims and workmen's compensation claims and claims for race, age and sex discrimination or sexual harassment or for unfair labor practice based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted by any of Seller No. 1's and/or Seller No. 2's employees, prior to, on or after the Closing Date;

      (f) all Liabilities of Seller No. 1 and/or Seller No. 2 to third parties for personal injury or damage to property based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted by any third party prior to, on or after the Closing Date;

      (g) all Liabilities and obligations of Seller No. 1 and/or Seller No. 2 arising under or by virtue of federal or state environmental laws based on or arising from occurrences, circumstances or events, or exposure to conditions, existing or occurring prior to the Closing Date and for which any claim may be asserted prior to, on or after the Closing Date;

      (h)   all Liabilities of Seller No. 1 and/or Seller No.  2,

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including  any  costs of attorneys' fees incurred  in  connection
therewith,   for  litigation,  claims,  demands  or  governmental
proceedings arising from occurrences, circumstances or events, or exposure to conditions occurring or existing prior to the Closing Date;

      (i) all Liabilities based on any theory of liability or product warranty (except to the extent assumed in Section 3.2(c)) with respect to any product manufactured or sold prior to the Closing Date and for which any claim may be asserted by any third party, prior to, on or after the Closing Date;

     (j) all attorneys' fees, accountants or auditors' fees, and other costs and expenses incurred by Seller No. 1, Seller No. 2 and/or Shareholder in connection with the negotiation, preparation and performance of this Agreement or any of the transactions contemplated hereby;

      (k) all Liabilities of Seller No. 1 and/or Seller No. 2 in connection with the Excluded Assets;

      (l)   any Liabilities of Seller No. 1 and/or Seller  No.  2
with respect to any options, warrants, agreements or convertible or other rights to acquire shares of its capital stock of any class; and

      (m) all other debts, Liabilities, obligations, contracts and commitments (whether direct or indirect, known or unknown, contingent or fixed, liquidated or unliquidated, and whether now or hereinafter arising) arising out of or relating to the ownership, operation or use of any of Purchased Assets No. 1 and/or Purchased Assets No. 2 on or prior to the Closing Date or the conduct of the Business of Seller No. 1 and/or Seller No. 2 prior to the Closing Date, except only for the liabilities and obligations to be assumed or paid, performed or discharged by Purchaser constituting the Assumed Liabilities.

      Seller No. 1 and Seller No. 2 shall pay all of their respective liabilities not being assumed hereunder by Purchaser within the customary time for payment of such liabilities.

      It is the intent of the parties that upon Closing, all employees of Seller No. 1 and Seller No. 2 will be terminated by such parties and Purchaser will extend offers of employment to such individuals and use its best efforts to offer employment agreements to such employees within sixty (60) days of Closing upon such terms and conditions as shall be mutually agreed upon by Purchaser and Shareholder.


                               4.
                       CONSIDERATION FOR
       PURCHASED ASSETS NO. 1 AND PURCHASED ASSETS NO. 2

4.1  Purchase Price for Purchased Assets No. 1.

      Subject  to the other terms of this Agreement, the Purchase
Price for Purchased Assets No. 1 shall be the sum of:

      (a)   Five Hundred Thirty-Six Thousand Six Hundred  Dollars
($536,600); and

      (b)   The liabilities assumed or paid off at Closing  under
Section 3.1 relating to the debt on certain vehicles which currently equals Twelve Thousand Four Hundred Fifty-Seven and 48/100 Dollars ($12,457.48) and as shall be adjusted to the date of Closing relating to the debt on certain vehicles and the deferred service contract liability which currently equals Thirty-one Thousand Four Hundred Five Dollars ($31,405.00) and as shall be adjusted to the date of Closing.

      (c) Seller No. 1's accrued vacation time in the amount of Thirteen Thousand Three Hundred Fifty-seven Thousand and 38/100
Dollars (13,357.38).

     The sum of the items contained in Sections 4.1(a) and 4.1(b) above shall be either adjusted upward or downward by the amount determined under Section 4.1(c).

      (c) Prior to the closing, Seller No. 1 shall prepare and deliver to Purchaser a Pro Forma Balance Sheet which shall set forth the purchased assets consisting of the inventory and service parts valued at cost and the net book value of the fixed assets, vehicles and equipment being purchased from Seller No. 1 less the assumed liabilities relating to the debt on the vehicles, the deferred service contract liability and the accrued vacation liability being assumed by Purchaser. The Pro Forma Balance Sheet shall be prepared using the same accounting methods, policies, practices and procedures with consistent classifications, judgments and estimation methodology as used in the preparation of the December 31, 1996 balance sheet.

          If the net asset amount (as defined below) shown on the Pro Forma Balance sheet is less than Two Hundred Thirty-Five Thousand Six Hundred Dollars ($235,600.00), the Purchase Price to be paid to Seller No. 1 shall be decreased on a dollar-for-dollar basis for such difference. Any such reduction shall be offset against the cash portion of the Purchase Price as set forth above, provided, Seller No. 1 shall have the right to transfer accounts receivable, the collectibility of which shall be guaranteed by Seller No. 1, in lieu thereof. If the net asset amount shown on the Pro Forma Balance Sheet equals or exceeds Two Hundred Thirty-Five Thousand Six Hundred Dollars ($235,600.00), the Purchase Price shall be increased on a dollar-for-dollar basis for such difference and Purchaser shall have the option of paying additional cash to Seller No. 1 or assuming a set amount of accounts payable of Seller No. 1.

           The net asset amount shall mean the sum of the inventory and service parts acquired hereunder valued at their cost and the net book value of the fixed assets, vehicles and equipment acquired by Purchaser from Seller No. 1 less the assumed liabilities relating to the debt on the vehicles, the deferred service contract liability, and the accrued vacation liability being assumed by Purchaser in each case as shown on the Pro Forma Balance Sheet.

4.2  Purchase Price for Purchased Assets No. 2.

      Subject to the other terms of this Agreement, the Purchased Price for Purchased Assets No. 2 shall be One Million Six Hundred Fifty-Nine Thousand Eight Hundred Dollars ($1,659,800.00) plus any additional amount, if any, that may be paid pursuant to
Section 4.4.

4.3  Payment of the Purchase Price for Purchased Assets No. 1 and
Purchased Assets No. 2.

      Subject to the conditions, covenants, representations and warranties hereof, at Closing, Purchaser shall deliver:

      (a) By certified or bank cashier's check or by wire transfer to Seller No. 1's bank account, the amount of Five Hundred Thirty-Six Thousand Six Hundred Dollars ($536,600.00) as either adjusted upward or downward as determined under Section 4.1(c) hereof;

      (b)  The assumption or payment of the liabilities of Seller
No. 1 assumed by Purchaser pursuant to Section 3.1;

      (c) By certified or bank cashier's check or by wire transfer to Seller No. 2's bank account, the amount of Five
Hundred Thirty-Six Thousand Six Hundred Dollars ($536,600.00);

      (d) The sum of Three Hundred Twenty-One Thousand Nine Hundred Sixty Dollars ($321,960.00) shall be payable in the form of the common stock of Purchaser. The number of shares of Purchaser's stock to be issued to Seller No. 2 under this Section shall be determined by dividing $321,960.00 by the average of the closing price for Purchaser's stock on the over-the-counter market for the twenty (20) previous business days preceding the closing date. Incident to the issuance of such shares, Seller No. 2 shall execute such documentation containing such representations concerning the holding of Purchaser's shares, including that Seller No. 2 is able to bear the economic risk of holding the shares to be delivered hereunder for the period required by applicable federal securities laws because such shares will not have been registered under the Securities Act of 1933 and therefore cannot be sold unless they are subsequently registered under the Act or an exemption from registration is available. The form of the documentation to be executed by Seller No. 2 incident to the issuance of these shares is attached hereto as Exhibit I. In the event the base period price of the Purchaser's common stock is greater than $27.00 per share or is less than $17.00 per share, the parties agree to engage in good faith negotiations to renegotiate the economics of this aspect of the transaction on the Closing Date.

      (e) The remaining sum of Eight Hundred One Thousand Two Hundred Forty Dollars ($801,240.00) shall be payable pursuant to the terms of Purchaser's promissory note. The note shall bear interest at the prime rate of Star Bank, N.A. as of the date of closing. The principal of the note shall be payable in three (3) equal installments with the first principal payment commencing on the first annual anniversary of the closing and the remaining two
(2) principal payments being due on the next two successive annual anniversary dates. Interest on the unpaid principal balance of the note shall be paid quarterly. Such note and all obligations of Purchaser thereunder will be subordinated and made junior in right of payment to the extent and in the manner provided in a Subordination Agreement to be executed between Star Bank, N.A. and Purchaser and Seller No. 2. A copy of said note is attached hereto as Exhibit J. Such note shall be subordinate to Purchaser's lender pursuant to the terms of a Subordination Agreement in the form attached hereto as Exhibit K.

4.3  Allocation of Purchase Price.

     The Purchase Price to be paid to Seller No. 1 and Seller No. 2 hereunder, including the liabilities assumed or paid by Purchaser pursuant to Section 3.1, shall be allocated as set forth on Exhibit L attached hereto. Seller No. 1, Seller No. 2, Shareholder and Purchaser agree that each shall act in a manner consistent with such allocation in (a) filing Internal Revenue Form 8594; and (b) in paying sales and other transfer taxes in connection with the purchase and sale of assets pursuant to this Agreement.

4.4  Potential Adjustment to Purchase Price.

      If the earnings before interest and taxes ("EBIT") of the Purchaser's Indiana Division during July 24, 1997 through January 5, 1998, during the fiscal years 1998 or 1999 or during the first seven months twenty-three days of the year 2000 exceed Five Hundred Thirty-six Thousand Six Hundred Dollars ($536,600.00) ("EBIT Threshold") (prorated to $235,221.92 in 1997 and $301,378.08 in 2000 based on the date of Closing), Purchaser shall pay Seller No. 2 cash, by bank check or wiring within ninety (90) days following the end of the fiscal year, except for the period ending July 23, 2000, which such payment shall be made within sixty (60) days of the expiration of such period, an amount equal to fifty percent (50%) of the EBIT of Purchaser's Indiana Division in excess of the EBIT Threshold for the applicable year or portion thereof, subject to a cumulative limitation of One Million Five Hundred Thousand Dollars
($1,500,000.00) during such aggregate period. Such cash payment by the Purchaser shall be additional Purchase Price which will be added to the good will allocation of the Purchase Price. For the year 1997, in making the determination of EBIT for the Purchaser's Indiana Division, a 1.5% MAS royalty fee on gross sales by the Purchaser's Indiana Division shall be made incident to said determination. A MAS royalty fee is a fee charged to each branch of the Purchaser for the following services performed by the Purchaser's corporate headquarters: marketing, advertising, professional, accounting and other related expenses. For each subsequent year described above in this paragraph for which the Purchaser may be required to pay additional Purchase Price, the parties shall, in good faith, agree upon a MAS royalty fee to be charged hereunder based on the level of services and support being provided by the Purchaser to its Indiana Division. Provided, however, such MAS royalty fee shall be 1.5% if the parties are unable to come to an agreement for each subsequent year. For purposes of this Section, the term "Indiana Division" shall include, but not be limited to, the business acquired from Seller No. 1 and Seller 2 together with the business conducted in Indiana by the Purchaser on the date of the Closing. The Purchaser agrees to conduct the business of the Indiana Division in the ordinary course generally consistent with past practice.

     For purposes of this Section, the term "EBIT" shall mean the net income before taxes and before interest expense of the Purchaser's Indiana Division (and before amortization or other deduction of the payments to be made pursuant to this Section 4.4) during the applicable period. The EBIT shall be determined by the independent accountant regularly retained by the Purchaser in the manner set forth above in accordance with generally accepted accounting principles, subject to verification as described below. For purposes of determining the EBIT for any particular year, except as noted above, no item of income or expense will be allocated by the Purchaser to Purchaser's Indiana Division unless such items are reasonably calculated to contribute to the increase profits of such Indiana Division, it being the intent of the parties that the Purchaser shall exercise the utmost good faith with respect to allocations of income and expense to Purchaser's Indiana Division. Incident to the determination of EBIT of Purchaser's Indiana Division, no compensation of any executive or other employee of Purchaser or its affiliates who do not work directly for Purchaser's Indiana Division shall be allocated to such division. Any payment made to Seller No. 2 pursuant to this Section 4.4 shall not be charged against the EBIT for any year.

      Within forty-five (45) days after the end of each calendar year or period described herein, Purchaser will deliver to Seller

No.  2  a  copy  of  the report of EBIT prepared  by  Purchaser's certified public accountants for the subject period along with any supporting documentation reasonably requested by Seller No.
2. Within thirty (30) days following delivery to Seller No. 2 of such report, Seller No. 2 shall have the right to object in writing to the results contained in such determination. If timely objection is not made by the Seller No. 2 to such determination, such determination shall become final and binding for purposes of this Agreement. If timely objection is made by Seller No. 2 to Purchaser and Seller No. 2 and Purchaser are able to resolve their differences in writing within thirty (30) days following the expiration of the thirty-day (30-day) period, then such determination shall become final and binding as it regards to this Agreement. If timely objection is made by Seller No. 2 to Purchaser and Seller No. 2 and Purchaser are unable to resolve their differences in writing within thirty (30) days following the expiration of the thirty-day (30-day) period, then all disputed matters pertaining to the report shall be submitted to and reviewed by an arbitrator (the "Arbitrator") which shall be an independent accounting firm selected by Purchaser and Seller No. 2. If Purchaser and Seller No. 2 are unable to agree promptly on an accounting firm to serve as the Arbitrator, each shall select by no later than the 30th day following the expiration of the sixty-day (60-day) period, an accounting firm, and the two selected accounting firms shall be instructed to select promptly another accounting firm, such newly selected firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters, and its decision with respect to all disputed matters shall be final and binding upon Seller No. 2 and Purchaser. Expenses of the Arbitration (including reasonable attorney and accounting fees) shall be borne equally by Seller No. 2 and Purchaser, unless the Arbitrator determines that the determination of EBIT is greater by Fifty Thousand Dollars ($50,000.00) or more than the determination made by Purchaser's accounting firm, in which case the expense of the arbitration (including reasonable attorney and accounting fees) shall be borne by the Purchaser.

4.5  Certain Closing Expenses.

      Seller No. 1 and Seller No. 2 shall be liable for and shall pay all federal, state and local sales taxes (if any), documentary stamp taxes, and all other duties, or other like charges properly payable by Seller No. 1 and Seller No. 2 upon and in connection with the conveyance and transfer of Purchased Assets No. 1 and Purchased Assets No. 2 by Seller No. 1 and Seller No. 2, respectively, to Purchaser.


                               5.
                      EMPLOYMENT AGREEMENT

5.1  Employment Agreement of Shareholder.

      At  Closing,  Purchaser  shall  enter  into  an  Employment
Agreement with Shareholder. A Copy of said Employment Agreement is attached hereto and made a part hereof as Exhibit M.

                               6.
        REPRESENTATIONS AND WARRANTIES OF SELLER NO. 1,
                SELLER NO. 2 AND THE SHAREHOLDER

      Except as set forth in the Disclosure Schedule attached hereto, Seller No. 1, Seller No. 2 and Shareholder, jointly and severally, represent and warrant to Purchaser that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time:

6.1   Organization,  Good Standing, Qualification  and  Power  of
Seller No. 1 and Seller No. 2.

      Seller No. 1 and Seller No. 2 are corporations duly organized and validly existing under the laws of the State of Indiana and have the corporate power and authority to own, lease and operate Purchased Assets No. 1 and Purchased Assets No. 2, respectively, and to conduct the Businesses currently being conducted by them. Seller No. 1 and Seller No. 2 have no subsidiaries. The Disclosure Schedule correctly lists with respect to Seller No. 1 and Seller No. 2, each jurisdiction in which it is qualified to do business as a foreign corporation.

6.2  Capitalization.

     The authorized capitalization of Seller No. 1 and Seller No. 2 consists of 1,000 and 1,000 shares of no par common stock, of which 100 shares of each corporation representing one hundred percent (100%) of the issued stock are currently owned by Shareholder and are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. Neither Seller No. 1 nor Seller No. 2 is obligated to issue or acquire any of its respective securities, nor has either corporation granted options or any similar rights with respect to any of its securities.

6.3  Authority to Make Agreement.

      Except as otherwise provided herein, Seller No. 1, Seller No. 2 and Shareholder have the full power and authority to enter into, execute, deliver and perform their respective obligations under this Agreement and each of the other agreements and instruments to be executed and delivered incident hereto ("Other Seller Documents"). This Agreement and the Other Seller Documents have been duly and validly executed and delivered by Seller No. 1, Seller No. 2 and Shareholder, as applicable, and are the legal and binding obligation of each of them, enforceable in accordance with their respective terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally. Seller No. 1 and Seller No. 2 have taken all necessary action (including action of their respective Boards of Directors and Shareholder) to authorize and approve the execution and delivery of this Agreement and the Other Seller Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

6.4  Existing Agreements, Governmental Approvals and Permits.

      (a) Except as otherwise provided herein, the execution, delivery and performance of this Agreement and the Other Seller Documents by Seller No. 1 and Seller No. 2, the sale, transfer, conveyance, assignment and delivery of Purchased Assets No. 1 and Purchased Assets No. 2 to Purchaser as contemplated in this Agreement, and the consummation of the other transactions contemplated thereby: (i) do not violate any provisions of law, statute, ordinance or regulation applicable to Seller No. 1, Seller No. 2, Shareholder, Purchased Assets No. 1 or Purchased Assets No. 2; (ii) (except for Seller No. 1's and/or Seller No. 2's secured creditors, which consent(s) shall be obtained prior to Closing and except for the Government Contracts (as herein defined)) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under

(in each case whether with or without the giving of notice or the lapse of time or both) the Articles of Incorporation or Bylaws of Seller No. 1 or Seller No. 2 or any indenture, mortgage, lease, deed of trust, or other instrument, contract or agreement or any license, permit, approval, authority, or any order, judgment, arbitration award, or decree to which Seller No. 1 or Seller No. 2 or the Shareholder is a party or by which Seller No. 1 or Seller No. 2 or the Shareholder or any of their assets and properties are bound (including, without limitation, Purchased Assets No. 1 and/or Purchased Assets No. 2), and (iii) will not result in the creation of any encumbrance upon any of the properties, assets, or Business of Seller No. 1 or Seller No. 2 or of the Shareholder . Neither Seller No. 1, Seller No. 2, or the Shareholder, nor any of their assets or properties (including, without limitation, Purchased Assets No. 1 and/or Purchased Assets No. 2) is subject to any provision of any mortgage, lease, contract, agreement, instrument, license, permit, approval, authority, order, judgment, arbitration award or decree, or to any law, rule, ordinance, or regulation, or any other restriction of any kind or character, which would prevent Seller No. 1 or Seller No. 2 or the Shareholder from entering into this Agreement or any of the Other Seller Documents or from (except for the Government Contracts) consummating the transactions contemplated thereby.

     (b) Except for the Government Contracts, neither Seller No. 1, Seller No. 2 nor the Shareholder is a party to, subject to or bound by any agreement, judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which would prevent the use by Purchaser of Purchased Assets No. 1 and/or Purchased Assets No. 2 in accordance with present practices of Seller No. 1 and/or Seller No. 2 after the Closing Date or which, by operation of law, or pursuant to its terms, would be breached, terminate, lapse or be subject to termination or default under (in each case whether with or without notice, the passage of time or both) upon the consummation of the transactions contemplated in this Agreement.

      (c) Except for the Government Contracts, no approval, authority or consent of, or filing by Seller No. 1 or Seller No. 2 with, or notification to, any foreign, federal, state or local court, authority or governmental or regulatory body or agency or any person is necessary to authorize the execution and delivery of this Agreement or the Other Seller Documents by Seller No. 1 or Seller No. 2 or the Shareholder, the sale, transfer, conveyance, assignment and delivery of Purchased Assets No. 1 and Purchased Assets No. 2 to Purchaser, or the consummation of the other transactions contemplated thereby, or to continue the use and operation of Purchased Assets No. 1 and Purchased Assets No. 2 by Purchaser after the Closing Date.

      (d) Purchaser acknowledges that consents from the State of Indiana and various agencies of the State of Indiana (collectively, the State of Indiana and such agencies thereof may be referred to herein as the "State of Indiana") under contracts between the State of Indiana and Seller No. 1 and Seller No. 2 (collectively, the "Government Contracts") to the transfer and assignment of the Government Contracts to the Purchaser may be required by the Government Contracts, but that no such consents will be solicited or obtained prior to Closing. Notwithstanding anything expressed or implied to the contrary in this Agreement, the failure of Seller No. 1, Seller No. 2 or Shareholder to secure the consent from the State of Indiana to the transfer and assignment to the Purchaser of any Government Contract or the fact that such consent may be required under such Government Contract shall not be deemed to be and shall not constitute a breach of or inaccuracy in any representation, warranty or covenant made by Seller No. 1, Seller No. 2 or Shareholder under this Agreement. Notwithstanding the foregoing sentence, Seller No. 1, Seller No. 2 and Shareholder shall execute and deliver to Purchaser such reasonable and appropriate instruments of conveyance and transfer and take such other action as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser the Government Contracts or for aiding and assisting in collecting and reducing to possession and exercising rights with respect thereto. Seller No. 1, Seller No. 2 and Shareholder agree to use their best efforts after the Closing to obtain and deliver to Purchaser such consents, approvals, assurances and statements from the State of Indiana as Purchaser may reasonably require in a form reasonably satisfactory to Purchaser.

6.5  Financial Statements.

           Copies of the Financial Statements are attached to the Disclosure Schedule. Each of the Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted on such Financial Statements) and fairly present in all material respects the financial condition of Seller No. 1 and Seller No. 2 as of the respective dates thereof and the results of its operation and changes in financial position for the respective periods then ended; provided however, that (a) the Financial Statements lack footnotes and other presentation items, (b) all interim financial statements are subject to normal year-end adjustments (which will not individually or in the aggregate be material) and (c) any service contract representing less than Five Thousand Dollars ($5,000.00) on an annual basis has been taken into income and has not been accrued for as an accrued service contract liability or otherwise. Seller No. 1 and Seller No. 2 represent that the total of service contracts for which an accrued service contract liability has not been accrued does not exceed an average of $25,000.00 per month in the aggregate.

6.6  Customers.

      The Disclosure Schedule includes a correct list of the twenty-five (25) largest customers of Seller No. 1 and Seller No. 2 by sales in dollars for the past year and the amount of business done by Seller No. 1 and Seller No. 2 with each such customer for such year. Assuming that Purchaser continues to conduct the Business in the ordinary course consistent with Seller No. 1's and Seller No. 2's prior practices generally and specifically with respect to Seller No. 1's and Seller No. 2's current customers, Shareholder has no actual knowledge that any of the current customers of Seller No. 1 or Seller No. 2 will or intend to (a) cease doing business with Seller No. 1 or Seller No. 2; or (b) materially alter the amount of business they are presently doing with Seller No. 1 or Seller No. 2; or (c) not do business with the Purchaser after the Closing.

6.7  Intangible Property.

      The Disclosure Schedule includes an accurate list and summary description of all patents, franchises, distributorships, registered copyrights, registered and unregistered trademarks, trade names and service marks, licenses, brand names and company lists and all applications for the foregoing, presently owned and/or held (as a licensee or otherwise) by Seller No. 1 and Seller No. 2. Neither Seller No. 1 nor Seller No. 2 is a licensor in respect to any patents, trade secrets, inventions, shop rights, know-how, trademarks, trade names, copyrights, or applications therefor. All of the above-mentioned intangibles used in Seller No. 1's or Seller No. 2's Business are the sole property of such party, do not require the consent of or consent to any other person as a condition to their use or the transaction provided for herein and do not infringe upon the rights of others.

6.8  Significant Agreements.

      The Disclosure Schedule contains an accurate and complete list of all contracts, agreements, licenses, instruments and understandings (whether or not in writing) to which either Seller
No. 1 or Seller No. 2 is a party or is bound:

      (a)   Providing  for  payments of more  than  Ten  Thousand
($10,000.00) per year;

     (b) Limiting the ability of Seller No. 1 or Seller No. 2 to conduct its Business or any other business or to otherwise compete in its or any other business, including as to manner or place;

     (c)  With any Affiliate of Seller No. 1 or Seller No. 2;

       (d) With any labor union or employees' association connected with the Business of Seller No. 1 or Seller No. 2;

      (e) Which are leases or subleases with respect to any property, real, personal or mixed, in which Seller No. 1 or Seller No. 2 is involved, as lessor or lessee; and

      (f) Any employment agreement with any employee which does not provide for termination at will by Seller No. 1 or Seller No.
2 without further costs or other liability to Seller No. 1 or Seller No. 2 as of or at any time after the Closing.

      True and correct copies of all items so disclosed in the Disclosure Schedule have been provided or made available to Purchaser. Each of such items listed, or required to be listed, is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally, and there have been no material defaults or claims of material default by Seller No. 1 and Seller No. 2 and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by Seller No. 1 or Seller No. 2, or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any asset of Seller No. 1 or Seller No. 2. There are no material oral contracts, agreements or understandings made by the Shareholder, whether or not binding, material to Seller No. 1 or Seller No. 2, except such as have been disclosed in the Disclosure Schedule and for which an accurate summary description has been provided.

6.9  Inventory.

      Exhibit A contains a copy of Seller No. 1's inventory as of July 23, 1997. No item included in the Inventory of Seller No. 1 is held by Seller No. 1 on consignment from others.

6.10 Taxes.

      Except as to taxes not yet due and payable, and except  for

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taxes the payment of which is being diligently contested in  good faith and by proper proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles, Seller No. 1 and Seller No. 2 have filed all returns and reports that are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it, or its property, including unemployment, social security and similar taxes; and all of such taxes have been either paid or adequate reserves or other provision has been made therefor.

6.11 Title to Purchased Assets No. 1 and Purchased Assets No. 2.

      Except as otherwise provided herein, with respect to all Purchased Assets No. 1 and Purchased Assets No. 2 sold, at the Closing, Seller No. 1 and Seller No. 2 shall have good and marketable title to the respective Purchased Assets No. 1 and Purchased Assets No. 2 being acquired by Purchaser, free and clear of all liens, security interests, encumbrances, leases and charges whatsoever; immediately after the transfer of all the Purchased Assets No. 1 and Purchased Assets No. 2 being acquired by Purchaser from Seller No. 1 and Seller No. 2, Purchaser will own all of said Purchased Assets No. 1 and Purchased Assets No. 2 free and clear of all leases, liens and encumbrances and charges whatsoever, whether perfected or unperfected, other than the Assumed Liabilities.

6.12 Pending Actions.

      Neither Seller No. 1 nor Seller No. 2 have been served with or received notice of any actions, suits, arbitrations, IOSHA, EPA or other governmental violations, or any other proceedings or investigations, either administrative or judicial, strikes, lockouts or NLRB charges or complaints ("Actions and Disputes"). To the best of Seller No. 1's and Seller No. 2's knowledge, there are no Actions or Disputes pending or threatened against or affecting (directly or indirectly) Seller No. 1 or Seller No. 2 or their property or assets.

6.13 Insurance.

      The Disclosure Schedule contains an accurate and complete listing (showing type of insurance, amount, insurance company, annual premium and special exclusions) of all policies of fire, liability, worker's compensation and other forms of insurance owned or held by Seller No. 1 or Seller No. 1. All such policies are in full force and effect; are sufficient for compliance with all requirements of law and of all agreements to which Seller No. 1 or Seller No. 2 is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of Seller No. 1 and Seller No. 2 and will remain in full force and effect through the Closing. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of Seller No. 1 and Seller No. 2 by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Entity requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of Seller No. 1 or Seller No. 2 or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets of Seller No. 1 or Seller No. 2.

6.14 Status of Business.

      (a)  Since March 31, 1997, the Business of Seller No. 1 and

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Seller  No. 2 has been operated only in the ordinary course  and, except as set forth in the Disclosure Schedule, there has not been with respect to the Business:

       (i) Any material change in its condition (financial or other), assets, liabilities, obligations, business or earnings, except changes in the ordinary course of business, none of which in the aggregate has been materially adverse;

       (ii) Any material liability or obligation incurred or assumed, or any material contract, agreement, arrangement, lease (as lessor or lessee), or other commitment entered into or assumed, on behalf of the Business, whether written or oral, except in the ordinary course of business;

      (iii) Any purchase or sale of material assets in anticipation of this Agreement, or any purchase, lease, sale, abandonment or other disposition of material assets, except in the ordinary course of business;

       (iv) Any waiver or release of any material rights, except for rights of nominal value;

        (v) Any cancellation or compromise of any material debts owed to Seller No. 1 or Seller No. 2 or material claims known by Seller No. 1 or Seller No. 2 against another person or entity, except in the ordinary course of business;

       (vi) Any damage or destruction to or loss of any physical assets or property of Seller No. 1 or Seller No. 2 which materially adversely affects the Business or any of the properties of Seller No. 1 or Seller No. 2 (whether or not covered by insurance);

      (vii) Any material changes in the accounting practices, depreciation or amortization policy or rates theretofore adopted by Seller No. 1 or Seller No. 2, or any material revaluation or write-up or write-down of any of its assets;

      (viii) Any direct or indirect redemption, purchase or other acquisition for value by Seller No. 1 or Seller No. 2 of its respective shares, or any agreement to do so;

       (ix) Any material increase in the compensation levels or in the method of determining the compensation of any of Seller No. 1's or Seller No. 2's officers, directors, agents or employees, or any bonus payment or similar arrangement with or for the benefit of any such person, any increase in benefits expense to Seller No. 1 or Seller No. 2, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of employees of Seller No. 1 or Seller No. 2, except in the ordinary course of business;

        (x) Any material contract canceled or the terms thereof amended or any notice received with respect to any such contract terminating or threatening termination or amendment of any such contract;

      (xi) Any transfer or grant of any material rights under any leases, licenses, agreements, or with respect to any trade secrets or know-how;

       (xii) Any labor trouble or employee controversy materially adversely affecting its Business or assets; or

      (xiii)     Any  dividend  or other distribution  on  or  in

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

respect of shares of its capital stock.

     (b)Seller  No. 1 and Seller No. 2 are not

        (i)      in violation of any outstanding judgment, order,
injunction,  award  or  decree  specifically  relating   to   the
Business, or

       (ii) in violation of any federal, state or local law, ordinance or regulation which is applicable to the Business, except where such violation does not have a materially adverse effect on the Business.

      Seller No. 1 and Seller No. 2 have all permits, licenses, orders, approvals, authorizations, concessions and franchises of any federal, state or local governmental or regulatory body that are material to or necessary in the conduct of the Business, except where failure to have such permit, license, order, approval, authorization, concession or franchise does not have a materially adverse effect on the Business. All such permits, licenses, orders, approvals, concessions and franchises are set forth on the Disclosure Schedule and are in full force and effect and there is no proceeding, or to the best knowledge of Seller No. 1 or Seller No. 2, threatened to revoke or limit any of them.

     (c)No claim, litigation, action or proceeding is pending or, to the knowledge of Seller No. 1 or Seller No. 2, threatened, and no order, injunction or decree is outstanding, against or relating to the Business or its assets.

      (d)To the best of Seller No. 1's and Seller No. 2's knowledge, Seller No. 1 and Seller No. 2 are in compliance with all federal, state and local laws, ordinances and regulations relating to employment and employment practices at the Business, and all employee benefit plans and tax laws relating to employment at the Business, except where such non-compliance would not have a materially adverse effect on the Business. There is no unfair labor practice complaint against Seller No. 1 or Seller No. 2 relating to the Business pending before the National Labor Relations Board or similar agency or body and, to the best of Seller No. 1's and Seller No. 2's knowledge, no condition exists that could give rise to any unfair labor practice complaint. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Seller No. 1 or Seller No. 2, threatened against or involving the Business.

6.15 Environmental Laws.

      (a)   To  the  best of Seller No. 1's and  Seller  No.  2's
knowledge, the real estate located at 3144 North Shadeland Avenue, Indianapolis, Indiana 46226 has not been used or operated in any fashion involving producing, handling and disposing of chemicals, toxic substances, wastes and effluent materials, x-rays or other materials or devices in material violation of any laws, rules, regulations or orders, and to the best of Seller No. 1's and Seller No. 2's knowledge, the Real Estate is in material compliance with applicable laws, regulations, ordinances, decrees and orders arising under or relating to health, safety, and environmental laws and regulations, including without limitation the Federal Occupation and Safety Health Act, 29 U.S.C. 651, et seq.; Federal Resource Conservation and Recovery Act ("RCRA"), 42
U.S.C.   6901,  et  seq.;  Federal  Comprehensive  Environmental
Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601, et seq.; the Federal Clean Air Act, 42 U.S.C. 2401, et seq.; the Federal Clean Water Act, 33 U.S.C. 1251, et seq.; and

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

all state and local laws that correspond therewith or supplement such laws.

      (b) To the best of Seller No. 1's and Seller No. 2's knowledge, the Real Estate has not been operated, in violation of any laws, rules, regulations or orders, so as to involve or create any surface impoundments, incinerators, land fills, waste storage tanks, waste piles, or deep well injection systems or for the purpose of storage, treatment or disposal of a hazardous waste as defined by RCRA or hazardous substance, pollutant or contaminate as defined by CERCLA and, to the best of Seller No. 1's and Seller No. 2's knowledge, no acts have been committed that would make the Real Estate or any part thereof subject to remedial action under RCRA or CERCLA or corresponding state or local laws.

      (c) To the best of Seller No. 1's and Seller No. 2's knowledge, there have not been, are not now and as of the Closing Date, there will be no solid waste, hazardous waste, hazardous substance, toxic substance, toxic chemicals, pollutants or contaminants, underground storage tanks, purposeful dumps, or accidental spills in, on or about the Real Estate or any of the assets of Seller No. 1 or Seller No. 2, whether real or personal, owned or leased, or stored on any real property owned or leased by Seller No. 1 or Seller No. 2.

      (d) Neither Seller No. 1 nor Seller No. 2 is engaged in, and to the best of Seller No. 1's and Seller No. 2's knowledge, is not threatened with any litigation, or governmental or other proceeding which may give rise to any claim against the Real Estate.

      (e) The Disclosure Schedule will list all waste disposal sites, dump sites and other areas either on the Real Estate or offsite at which hazardous or toxic waste generated by Seller No. 1 or Seller No. 2 has been disposed (in each case identifying such waste) and it will specifically identify each such site or area which is or has been included in any published federal, state or local (domestic or foreign) superfund or other list of hazardous or toxic waste sites or areas.

      (f)   To  the  best of Seller No. 1's and  Seller  No.  2's
knowledge, Seller No. 1 and Seller No. 2 have obtained all permits, and licenses and other authorizations required by all environmental laws; and all of such permits, licenses and other authorizations are in full force and effect as of the date hereof. A true and correct list of all such permits, licenses and other authorizations is set forth in the Disclosure Schedule.

6.16 Certain Employees

      (a) Each of the following is included in the list of agreements set forth in the Disclosure Schedule: all collective bargaining agreements, employment and consulting agreements, bonus plans, deferred compensation plans, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits of employees of Seller No. 1 and Seller No. 2.

      (b) The Disclosures Schedule contains a true, complete and accurate list of the following: the names, positions, and compensation of the present employees of Seller No. 1 and Seller No. 2, together with a statement of the annual salary payable to salaried employees and a summary of the bonuses and description of agreements for additional compensation and other like

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

benefits, if any, paid or payable to such persons for the period set forth in the Disclosure Schedule. Except as listed in the Disclosure Schedule, to the best of Seller No. 1's and Seller No. 2's knowledge, all employees of Seller No. 1 and Seller No. 2 are employees-at-will.

      (c)   Seller   No.  1  and Seller No.  2  have  no  retired
employees who are receiving or are entitled to receive any payments, health or other benefits from Seller No. 1 and Seller
No. 2.

6.17 Payments to Employees.

      All accrued obligations of Seller No. 1 and Seller No. 2 relating to employees and agents of Seller No. 1 and Seller No. 2, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security benefits have been paid or accrued by Seller No. 1 and Seller No. 2. Except as otherwise provided herein, all obligations of Seller No. 1 and Seller No. 2 as an employer or principal relating to employees or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees or agents, have been paid or will be paid or accrued by Seller No. 1 and Seller No. 2.

6.18 Change of Corporate Name.

     At the Closing, Seller No. 1, if requested by Purchaser will adopt and file with the Secretary of State of Indiana an amendment to the Articles of Incorporation of Seller No. 1 changing the name of Seller No. 1 to a name substantially dissimilar to "Microcare, Inc." and Seller No. 1 shall also execute a Consent for Use of Similar Name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name "Microcare, Inc." In addition, Seller No. 2, if requested by
Purchaser, will adopt and file with the Secretary of State of Indiana an amendment to the Articles of Incorporation of Seller No. 2 changing the name of Seller No. 2 to a name substantially dissimilar to "Microcare Computer Services, Inc." and Seller No. 2 shall also execute a Consent for Use of Similar Name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name "Microcare Computer Services, Inc."

6.19 Brokers and Finders.

      Except as set forth in the Disclosure Schedule, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller No. 1 or Seller No. 2 in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.

6.20 Preservation of Organization.

      Except as set forth on the Disclosure Schedule, since March 31, 1997, Seller No. 1 and Seller No. 2 have kept intact the Business and organization of Seller No. 1 and Seller No. 2; retained the services of all Seller No. 1's and Seller No. 2's material employees and agents, retained Seller No 1's and Seller No. 2's arrangements with the manufacturers of the products distributed by Seller No. 1 and Seller No. 2 in the same manner

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as  conducted  prior to such date, and engaged in no  transaction other than in the ordinary course of Seller No. 1's or Seller No.
2's Business.

6.21 Absence of Certain Payments.

      To the best of Seller No 1's and Seller No. 2's knowledge, neither Seller No. 1 nor Seller No. 2, nor any director, officer, agent, Affiliate, employee or other person associated with or acting on behalf of any of them, have used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds, or made or received any payment, whether direct or indirect, to or from any supplier or customer of Seller No. 1 or Seller No. 2, for purposes other than the satisfaction of lawful obligations, or established or maintained any unlawful or unrecorded funds.

6.22 Suppliers.

      The Disclosure Statement sets forth the names of and description of contractual arrangements (whether or not binding or in writing) with the twenty-five (25) largest suppliers of Seller No. 1 and Seller No. 2 by sales or services in dollars. Assuming that Purchaser continues to conduct the Business in the ordinary course consistent with Seller No. 1's and Seller No. 2's prior practices generally and specifically with respect to Seller No. 1's and Seller No. 2's current suppliers, neither Seller No. 1 nor Seller No. 2 has any actual knowledge that any of the current suppliers of Seller No. 1 or Seller No. 2 will, or intend to, (a) cease doing business with Seller No. 1 or Seller No. 2; or (b) materially alter the amount of business they are currently doing with Seller No. 1 or Seller No. 2; or (c) not do business with the Purchaser after the Closing.

6.23 Product Liability Claims.

      To the best of Seller No. 1's and Seller No. 2's knowledge, there are no material product liability claims against Seller No. 1 or Seller No. 2, either potential or existing, which are not fully covered by product liability insurance coverage with a responsible company which, if determined adversely to Seller No. 1 or Seller No. 2, would have a material adverse effect upon Seller No. 1's or Seller No. 2's Business.

6.24 Employee Benefit Plans.

      For the purposes of this Section 6.24, "Seller No. 1" and "Seller No. 2" shall include all persons who are members of a controlled group, a group of trades or businesses under common control, or an affiliated service group (within the meanings of Sections 414(b), (c) or (m) of the Code), of which Seller No. 1 or Seller No. 2 is a member.

      (a) The Employee Benefit Plans presently maintained by Seller No. 1 and Seller No. 2 or to which Seller No. 1 or Seller No. 2 has contributed within the past six (6) years, including any terminated or frozen plans which have not yet distributed all plan assets, are fully set forth in the Disclosure Schedule. For purposes of this provision, the term "Employee Benefit Plan" shall mean:

           (i) A Welfare Benefit Plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment (including any plan or program of severance pay), or vacation benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services, or any benefit described in Section 302(c) of the Labor Management Relations Act of 1947;

           (ii)  An  Employee Pension Benefit Plan as defined  in
Section 3(2) of ERISA established or maintained by Seller No. 1 or Seller No. 2 for the purpose of providing retirement income to employees or for the purpose of providing deferral of income by employees for periods extending to the termination of covered employment or beyond; and

           (iii) Any other plan or arrangement not covered by ERISA but which provides benefits to employees or former employees and results in an accrued liability on the part of Seller No. 1 or Seller No. 2 either by contract or by operation of law.

     (b)  With respect to any such Employee Benefit Plans, Seller
No. 1 and Seller No. 2 represent and warrant that, to the best of Seller No. 1's and Seller No. 2's knowledge;

           (i) Neither Seller No. 1 nor Seller No. 2 has, with respect to any Employee Benefit Plans, engaged in any prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

           (ii)  Seller No. 1 and Seller No. 2 have, with respect
to  any  Employee Benefit Plans, complied with all reporting  and disclosure requirements required by Title I, Subtitle B,  Part  1 of ERISA.

           (iii) There was no accumulated funding deficiency (as defined in section 302 of ERISA and Section 412 of the Code) with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan, whether or not waived, as of the last day of the most recent fiscal year of the plans ending prior to the date of this Agreement.

           (iv) There are no contributions due to any Employee Pension Benefit Plan for the most recent fiscal year of the plans ending prior to the date of this Agreement; and Seller No. 1's and Seller No. 2's Financial Statements reflect any liability of Seller No. 1 or Seller No. 2 to make contributions to the Employee Pension Benefit Plans.

           (v)   No  material  liability to the  Pension  Benefit
Guaranty Corporation ("PBGC") has been asserted with respect to any Employee Pension Benefit Plan which is a defined benefit pension plan.

          (vi) There has been no reportable event as described in
Section 4043(b) of ERISA since the effective date of Section 4043 of ERISA with respect to any Employee Pension Benefit Plan which is a defined benefit plan.

            (vii) Except for claims for benefits by participants and beneficiaries in the normal course of events, to the best of Seller No. 1's and Seller No. 2's knowledge, there are no claims, pending or threatened, by any individual or Governmental Entity, which, if decided adversely, would have a material adverse effect upon the financial condition of any

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

Employee  Benefit Plan, the plan administrator  of  any  Employee
Benefit Plan, or Seller No. 1 or Seller No. 2.

           (viii) Seller No 1 and Seller No. 2 have made available for inspection all annual reports for Seller No. 1 and Seller No. 2 filed on Internal Revenue Service ("IRS") Form 5500 or 5500C, all reports for Seller No. 1 and Seller No. 2 prepared by an actuary for the last three plan years, the plan and trust documents and the Summary Plan Description, as amended, for each Employee Benefit Plan and the last filed PBGC1 Form (if applicable) for each Employee Benefit Plan, with respect to any Employee Benefit Plans other than multi-employer plans (within the meaning of Section 3(37) of ERISA), and other reports filed with the PBGC during the last three plan years.

          (ix) All Employee Pension Benefit Plans are intended to be qualified retirements plans under the Code. The IRS has issued, and Seller No. 1 and Seller No. 2 have made available for inspection, one or more favorable determination letters with respect to the qualification of all Employee Pension Benefit Plans stating that from the inception of each such plan, such plan has been qualified under Section 401(a) of the Code and each trust maintained in connection with such plan has been and is exempt under Section 501(a) if the Code. The time for adoption of any amendments required by changes in the Code since such determination letters were issued, or changes required by the IRS as a condition for continued qualification of such plans has not expired, or did not expire without such amendments being made. Such plans are now, and always have been, established in writing and maintained and operated in accordance with the plan documents, ERISA, the Code, and all other applicable laws.

          (x) Seller No. 1 and Seller No. 2 have timely made any contributions they are obligated to make to any multi-employer plan within the meaning of Section 3(37) of ERISA. Neither Seller No. 1 nor Seller No. 2 has any liability arising as a result of withdrawal from any multi-employer plan, no such withdrawal liability has been asserted and no such withdrawal liability will be asserted with regard to any withdrawal or partial withdrawal on or before the date of this Agreement.

6.25 Full Disclosure.

      None of the representations and warranties made by Seller No. 1 or Seller No. 2 herein, including any disclosures made in the Disclosure Schedule, contains or will contain, to the best of Seller No. 1's or Seller No. 2's actual knowledge, any untrue statement of a material fact.


                               7.
          REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller No. 1,  Seller
No. 2 and Shareholder that the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time.

7.1  Organization, Good Standing and Power of Purchaser.

      (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and lawful authority to execute, deliver and perform this Agreement and conduct the Business of Seller No. 1 and Seller No. 2 currently conducted by Seller No. 1 and Seller No. 2 in each of the jurisdictions in which Seller No. 1 or Seller No. 2 currently conducts its Business, which are the only jurisdictions where the failure to be so qualified by Purchaser will have a material adverse effect on the business prospects or financial condition of Purchaser.

7.2  Status of Agreements.

     (a) All requisite corporate action (including action of its Board of Directors) to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by and on behalf of Purchaser ("Other Purchaser Documents") in connection herewith has been taken by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally. All Other Purchaser Documents in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms, subject to principles of equity, bankruptcy laws, and laws affecting creditors' rights generally.

      (b) No authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required (except for Purchaser's primary lender, Star Bank, N.A., whose consent shall be obtained prior to Closing) in connection with the execution, delivery or performance of this Agreement or any Other Purchaser Documents in connection herewith.

     (c) Neither the execution, delivery nor performance of this Agreement or any of the Other Purchaser Documents in connection herewith does or will:

              (i) conflict with, violate or result in any breach of any judgment, decree, order, statute, ordinance, rule or regulation applicable to Purchaser;

             (ii) conflict with, violate or result in any breach of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of Purchaser's assets or properties is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Purchaser; or

           (iii) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Purchaser.

7.3  Brokers and Finders.

      No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Purchaser in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith.

7.4  MD&A Update.

      Since April 5, 1997, there has been no material adverse change in the results of operations or financial condition of Purchaser, nor are there any trends, demands, commitments, events or uncertainties known to Purchaser which could affect the Purchaser's liquidity, capital resources or results of operations as of the date hereof or as of the Closing (other than those previously disclosed by Purchaser in its periodic reports filed with the Securities and Exchange Commission) that would require discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") prepared in accordance with Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission if such MD&A were required to be updated through the date hereof and through the Closing.

7.5  Shares.

      The shares of Common Stock of the Purchaser that are to be issued to Seller No. 2 pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable. Purchaser's common stock is properly listed and authorized for quotation on the NASDAQ National Market System.

7.6  Full Disclosure

     None of the representations and warranties made by Purchaser herein, contains or will contain, to the best of Purchaser's knowledge, any untrue statement of a material fact.


                               8.
                          COMPETITION

8.1 As an inducement for and in consideration of Purchaser entering into this Agreement and based on the acknowledgement by Seller No. 1, Seller No. 2 and Shareholder that Seller No. 1 and Seller No. 2 and Shareholder as the sole Shareholder of such corporations have received substantial consideration pursuant to this Agreement, Seller No. 1, Seller No. 2 and Shareholder agree to enter into Covenant Not to Compete Agreements, in the form of Exhibits "N", "N-1" and "N-2", respectively, attached hereto and made a part hereof.


                               9.
                       INTERIM OPERATIONS

9.1  Seller No. 1's and Seller No. 2's Covenants.

      From the date of the Pro Forma Balance Sheet to the Closing
Date  and except as set forth on the Disclosure Schedule,  Seller
No. 1 or Seller No. 2 shall not:

  (i) change its articles of incorporation or bylaws or merge or consolidate with or into any entity, or acquire control of any entity, or obligate itself to do so;

 (ii) issue or agree to issue any shares of the capital stock of Seller No. 1 or Seller No. 2 or any stock options, warrants, rights, calls or commitments of any character calling for or permitting the issue, transfer, sale or delivery of any such capital stock;

(iii) declare, set aside or pay any dividend or other distribution on or in respect of shares of its capital stock, or purchase, redeem or otherwise acquire, or agree to purchase, redeem or otherwise acquire, any of its capital stock;

 (iv) authorize, guarantee or incur indebtedness for borrowed money, including but not limited to, borrowing for the payment of any taxes;

   (v)     sell or agree to sell any of Purchased Assets No. 1 or

Purchased Assets No. 2, except in the ordinary course of business;

  (vi) mortgage, pledge or subject to any security interest any of the Purchased Assets No. 1 or Purchased Assets No. 2;

     (vii) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of $5,000.00;

      (viii) refrain and cause its officers, employees and agents to refrain from seeking other offers to purchase the stock or certain assets of Seller No. 1 or Seller No. 2;

  (ix) enter into any long-term contractual arrangements or blanket purchase orders which extend past the closing date without the express written consent of Purchaser;

   (x) increase the salaries of any existing employees, hire new managers or employees, pay or award bonuses, make loans, or permit draws by any individuals without Purchaser's express written consent.

9.2Conduct of Business.

      Seller  No.  1 and Seller No. 2 will operate  the  Business substantially as presently operated and only in the ordinary course of business and, consistent with such operation, will use its best efforts to preserve intact for the benefit of Purchaser, the present business organization of the Business and the relationships and good will of suppliers, customers, clients and others having business relations with the Business. Without limiting the generality of the foregoing, neither Seller No. 1 nor Seller No. 2 will take any of the actions contemplated by, or which would give rise to, a result contemplated by Section 6.14(a) hereof.

9.3  Access to Information.

      From the date hereof until Closing, Seller No. 1 and Seller No. 2 shall make available or cause to be made available to the accountants, attorneys or other representatives of Purchaser for examination during normal business hours, upon reasonable requests, all properties, assets, books of accounts, title papers, insurance policies, contracts, leases, commitments, records and other documents of every character relating to the Business.

9.4  Other Actions.

      From the date hereof until Closing, Seller No. 1 and Seller No. 2 shall not take any action which shall prevent the representations, warranties and covenants of Seller No. 1 and Seller No. 2 set forth herein from being true and correct at the Closing.


                              10.
                         BULK SALES ACT

10.1 Compliance with Bulk Sales Act.

      Purchaser waives compliance with the provisions of any applicable bulk sales law and Seller No. 1, Seller No. 2 and Shareholder, jointly and severally, agree to indemnify and hold harmless Purchaser from any liability incurred as a result of the failure to so comply, except to liabilities explicitly assumed hereunder by Purchaser.


                              11.
                 SURVIVAL OF AND RELIANCE UPON
  REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION

11.1 Survival of Representations and Warranties.

      The parties acknowledge and agree that all representations, warranties and agreements contained in this Agreement or in any agreement, instrument, exhibit, certificate, schedule or other document delivered in connection herewith, shall survive the Closing and continue to be binding upon the party giving such representation, warranty or agreement and shall be fully enforceable to the extent provided for in Sections 11.3 and 11.4 hereof, at law or in equity, for the period beginning on the date of Closing and ending three (3) years thereafter, except for the representations, warranties and agreements designated and identified in Sections 3.1, 3.2, 3.3, 4.2, 4.4, 6.3, 6.11, 6.15,
7.2 and 7.5 which shall survive the Closing and shall terminate in accordance with the statute of limitations governing written contracts in the State of Indiana and Exhibits "J", "M". "N", "N-1" and "N-2", which shall terminate as provided therein.

11.2 Reliance Upon and Enforcement of Representations, Warranties
and Agreements.
      (a) Seller No. 1 and Seller No. 2 hereby agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller No. 1 and Seller No. 2, and notwithstanding knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties and agreements of Seller No. 1 and Seller No. 2 contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Purchaser pursuant to the provisions of this Agreement.

     (b) Purchaser hereby agrees that, notwithstanding any right of Seller No. 1 and Seller No. 2 to fully investigate the affairs of Purchaser, and notwithstanding knowledge of facts determined or determinable by Seller No. 1 and Seller No. 2 pursuant to such investigation or right of investigation, Seller No. 1 and Seller No. 2 have the right to rely fully upon the representations, warranties and agreements of Purchaser contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Seller No. 1 and Seller No. 2 pursuant to the provisions of this Agreement.

11.3   Indemnification  by  Seller  No.  1,  Seller  No.  2   and
Shareholder.

     Provided Purchaser makes a written claim for indemnification against Seller No. 1, Seller No. 2 and/or Shareholder within any applicable survival period specified in Section 11.1, Seller No. 1, Seller No. 2 and Shareholder (jointly and severally, shall indemnify Purchaser against and hold it harmless from:

   (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller No. 1 or Seller No. 2 herein or in any other agreement, instrument or document delivered by or on behalf of Seller No. 1 or Seller No. 2 pursuant to the provisions of the Agreement;

  (ii) any imposition (including by operation of law) or attempted imposition by a third party upon Purchaser of any liability of Seller No. 1 or Seller No. 2 which Purchaser has not specifically agreed to assume pursuant to Sections 3.1 and 3.2 of this Agreement;

(iii) any liability (except for any Assumed Liabilities described in Section 3.1 and 3.2) or other obligation incurred by or imposed upon Purchaser resulting from the failure of the parties to comply with the provisions of any law relating to bulk transfers which may be applicable to the transaction herein contemplated;

  (iv) any liability relating to the correction of defective work as described in Section 2.4; and

   (v) any and all costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing, subject to the provisions of Section 11.5.

Except  as otherwise provided in this Agreement, nothing in  this
Section 11.3 shall be construed to limit the amount to which, or the time by which, by reason of offset or otherwise, the Purchaser may recover from Seller No. 1, Seller No. 2 or the Shareholder pursuant to this Agreement resulting from Seller No. 1's, Seller No. 2's or the Shareholder's breach or violation of any representation, warranty, covenant or agreement contained herein.

Any amounts to which Purchaser, its successors or assigns, is entitled to indemnification pursuant to the provisions of this Section, subject to the provisions of Section 11.5, shall first be offset against the amount payable to Seller No. 2 under the promissory note. Provided, however, the offset in any one year may not exceed the aggregate amount of principal and interest due on said promissory note for said year. Prior to any setoff, Purchaser shall send written notice to the holder of the Promissory Note (the "Holder") stating with reasonable
specificity   the   basis   for   Purchaser's   right   to   such
indemnification payment. If within fifteen (15) days after receipt of such notice of setoff, the Holder contests in writing sent to Purchaser, Purchaser's claim of indemnification under this Section 11, then the amount which Purchaser could otherwise have paid to the holder but for the exercise of such right of setoff shall be paid into an interest bearing escrow account maintained by a bank selected by Purchaser pursuant to a written escrow agreement signed by the parties to this Agreement or a bank account under the joint control of the parties to this Agreement, to be held in such account until Purchaser and the Holder have reached Agreement as to the amount, if any, of such indemnification payment and setoff, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. Purchaser and the Holder agree that they will use their best efforts to resolve any such dispute within thirty (30) days of receipt of notice by Purchaser of the Holder's objections to the setoff.

11.4Indemnification by Purchaser.

      Provided Shareholder, Seller No. 1 and/or Seller No. 2, makes a written claim for indemnification against Purchaser within any applicable survival period specified in Section 11.1, Purchaser shall indemnify Seller No. 1 and Seller No. 2 and

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

Shareholder against and hold it harmless from any and all loss, damage, liability or deficiency resulting from or arising out of: (i) any Assumed Liabilities; (ii) any liability of Purchaser arising out of Purchaser's operations subsequent to the Closing (except to the extent such liability is the result of a breach of a covenant or warranty of Seller No. 1 or Seller No. 2 hereunder); (iii) any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Purchaser herein or in any other agreement, instrument, or document delivered by or on behalf of Purchaser pursuant to the provisions of this Agreement; and (iv) any and all related costs and expenses (including reasonable legal and accounting fees), subject to the provisions of 11.5. Except as otherwise provided herein, nothing in this Section 11.4 shall be construed to limit the amount to which, or the time by which, by reason of offset or otherwise, that Seller No. 1 or Seller No. 2 may recover from Purchaser pursuant to this Agreement resulting from its breach or violation of any representation, warranty, covenant or agreement contained herein.

11.5 Notification of and Participation in Claims.

      (a) No claim for indemnification shall arise until notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within ten (10) days after the party to be indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party to be indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. In the event that any legal proceeding shall be instituted or any claim or demand is asserted by any third party in respect of which Seller No. 1/Seller No.2 and Shareholder on the one hand, or Purchaser on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity (the "Party to be Indemnified") shall give or cause to be given to the party from whom indemnity is sought (the "Indemnifying Party") written notice thereof. The Indemnifying Party may elect, within thirty (30) days after receipt of such notice, or five (5) days before the return date required by any citation, claim or other statute, whichever occurs earlier, to contest or defend against such claim at the Indemnifying Party's expense, and shall give written notice to the Party to be Indemnified of the commencement of such defense with reasonable promptness after giving of the written notice of the claim by the Party to be Indemnified. The Party to be Indemnified shall be entitled to participate with the Indemnifying Party in such event (at the cost and expense of the Party to be Indemnified) but shall not be entitled in any way to release, waive, settle, modify, or pay such claim without the consent of the Indemnifying Party if the Indemnifying Party has assumed such defense. In the event that the Party to be Indemnified determines to settle any such claim without such prior consent of the Indemnifying Party, the
Indemnifying Party shall have no further indemnification obligations under this Section 11 with respect to such claim. In the event that the Indemnifying Party does not elect to contest, defend, settle or pay the claim as provided above, the Party to be Indemnified shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement. In the event the Indemnifying Party shall assume the defense, the Indemnifying Party and the Party to be Indemnified shall cooperate in the defense of such action and the records of each shall be available to the other with respect to such defense.

11.6 Limitation on Liability

       Notwithstanding anything expressed or implied to the contrary in this Agreement:

      (a) Seller No. 1's liability under Section 11.3 shall not exceed in the aggregate $536,600;

      (b) Seller No. 2's liability under Section 11.3 shall not exceed in the aggregate $1,659,800, plus any amount paid to Seller No. 2 under Section 4.4;

      (c)   The liability of Shareholder, Seller No. 1 and Seller
No.  2  under  Section  11.3 shall not exceed  in  the  aggregate
$2,196,400,  plus any amount paid to Seller No. 2  under  Section
4.4; and

      (d) Shareholder, Seller No. 1 and Seller No. 2 shall have no liability under Section 11.3 until the aggregate amount of all claims under Section 11.3 exceed a deductible of Ten Thousand Dollars ($10,000); provided, however, that if such claims exceed Ten Thousand Dollars ($10,000), then the indemnification provided for in Section 11.3 shall apply to claims in excess of the Ten Thousand Dollars ($10,000) deductible provided for above.


                              12.
                       EXPRESS CONDITIONS

12.1 Notwithstanding anything herein to the contrary, Purchaser's obligations hereunder are subject to the following conditions:

      (a) Purchaser shall have obtained from its primary lender, Star Bank, N.A., consent to the transaction.

      (b) Purchaser shall have acquired all necessary permits from federal, state and local agencies that are necessary to conduct business in the State of Indiana.

     (c)  Approval of the Board of Directors of Purchaser.

     (d) Purchaser has completed its due diligence investigation of the books and records and business prospects of Seller to its satisfaction.

      The contingencies set forth in this Section shall have all been met, or rejected in writing, by Purchaser and Seller, where applicable, no later than July 24, 1997.


                              13.
                          THE CLOSING

13.1 Date, Time and Place of Closing.

      Consummation of the transactions contemplated hereby (the "Closing") shall take place on July 24, 1997 (the "Closing Date"), at 10:00 a.m. EST at the offices of Lindhorst & Dreidame, 312 Walnut Street, Suite 2300, Cincinnati, Ohio 45202, or on such other Closing Date, or at such other time and/or place as the parties may mutually agree upon.

13.2 Conditions Precedent to Purchaser's Obligations.

      The  obligation of Purchaser to perform in accordance  with
this   Agreement  and  to  consummate  the  transactions   herein
contemplated is subject to the satisfaction of the following conditions at or before the Closing:

      (a) Seller No. 1 and Seller No. 2 shall have complied with and performed all of the representations, warranties, agreements and covenants hereunder required to be performed by it prior to or at the Closing;

      (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

      (c) The business, aggregate properties and operations of Seller No. 1 and Seller 2 shall not have been materially adversely affected as a result of any fire, accident or other casualty or any labor disturbance or act of God or the public enemy, and there shall otherwise have been no material adverse change to the business, aggregate properties, or operations of Seller No. 1 and Seller No. 2 since March 31, 1997;

      (d)  Seller No. 1 and Seller No. 2 shall have delivered  to
Purchaser, at or before the Closing, the following documents, all of which shall be in form and substance reasonably acceptable to the Purchaser and its counsel:

        (i)      The instruments of transfer required by Sections
2.5 and 2.6;

      (ii) Releases (or copies thereof) of all liens, claims, charges, encumbrances, security interests and restrictions on Purchased Assets No. 1 and Purchased Assets No. 2 necessary to provide Purchaser with good, marketable and indefeasible title to each of the Purchased Assets No. 1 and Purchased Assets No. 2 at the Closing;

     (iii) Certified copies of the corporate actions taken by the Board of Directors and Shareholder of Seller No. 1 and Seller
No. 2, authorizing the execution, delivery and performance of this Agreement;

       (iv)      Certificates of Existence for Seller No.  1  and
Seller No. 2 from the Secretary of State of Indiana dated no earlier than fifteen (15) days prior to Closing;

       (v)     Opinion letter of Leagre, Chandler & Millard, 9100
Keystone Crossing #800, Indianapolis, Indiana  46240, counsel for
Seller No. 1 and Seller No. 2 containing the opinion set forth in Exhibit "O";

       (vi) Seller No. 1 and Seller No. 2 shall have entered into the Subordination Agreement in the form attached hereto as Exhibit "K";

      (vii) Seller No. 1, Seller No. 2 and the Shareholder shall have entered into the non-competition agreements set forth in Exhibits "N", "N-1" and "N-2";

     (viii)    Shareholder shall have entered into the Employment
Agreement set forth in Exhibit "M";

       (ix)      The  express conditions set forth in Section  12
have been satisfied or waived.

  (e)Seller No. 1 will adopt and file with the Secretary of State of Indiana an amendment to the Articles of Incorporation of Seller No. 1 changing the name of Seller No. 1 to a name

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substantially dissimilar to  "Microcare, Inc." and Seller  No.  1 shall also execute a Consent for Use of Similar Name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name "Microcare, Inc." In addition, Seller No. 2 will adopt and file with the Secretary of State of Indiana an amendment to the Articles of Incorporation of Seller No. 2 changing the name of Seller No. 2 to a name substantially dissimilar to "Microcare Computer Services, Inc." and Seller No. 2 shall also execute a Consent for Use of Similar Name form, as set forth in the Disclosure Schedule granting to Purchaser the use of the name "Microcare Computer Services, Inc."

13.3Conditions  Precedent to Seller No. 1's and  Seller  No.  2's
Obligations.

      The  obligation of Seller No. 1 and Seller No. 2 to perform
in   accordance  with  this  Agreement  and  to  consummate   the
transactions herein contemplated is subject to the satisfaction of the following conditions at or before the Closing:

     (a) Performance by Purchaser of all of the representations, warranties, agreements and covenants to be performed by it at or before the Closing;

      (b) There shall be no pending or threatened legal action which, if successful, would prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement;

      (c)  Purchaser shall deliver to Seller No. 1 and Seller No.
2 at or before the Closing the following documents, all of which shall be in form and substance acceptable to Seller No. 1, Seller
No. 2 and its counsel:

        (i) A certified or bank cashier's check or wire transfer for the aggregate amount to be paid to Seller No. 1 at the Closing pursuant to Section 4.2 hereof;

       (ii) A certified or bank cashier's check or wire transfer for the aggregate amount to be paid to Seller No. 2 at the Closing pursuant to Section 4.3(a) hereof;

      (iii)      Assumption of Liabilities Agreement under  which
Purchaser assumes the Liabilities set forth in Sections 3.1 and 3.2;

       (iv)      A  subordinated promissory note as set forth  in
Section 4.3(e);

        (v)     The stock of Purchaser is delivered to Seller No.
2 pursuant to Section 4.3(d);

      (vi) Certified copies of the corporate actions taken by Purchaser authorizing the execution, delivery and performance of this Agreement;

      (vii) Certificate of Good Standing for Purchaser from the Secretary of State of Delaware dated no earlier than fifteen
(15) days prior to the date of Closing;

      (viii)     Opinion  letter  of Lindhorst  &  Dreidame  Co.,
L.P.A., counsel for Purchaser, addressed to Seller No. 1 and Seller No. 2 and dated the Closing Date, containing the opinions set forth on Exhibit "P";

      (ix)     All of the express conditions set forth in Section

12 have been satisfied or waived.

   (d)Purchaser shall have entered into the Employment Agreement set forth in Exhibit "M".

                              14.
                       GENERAL PROVISIONS

14.1 Publicity.

      All public announcements relating to this Agreement or the transactions contemplated hereby will be made by Purchaser with the consent of Seller No. 1 and Seller No. 2, which consent will not be unreasonably withheld, except for any disclosure which may be required because of Purchaser's being a publicly-traded corporation on the over-the-counter market.

14.2 Expenses.

     Purchaser will bear and pay all of its expenses incident to the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives and Seller No. 1 and Seller No. 2 shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller No. 1 or Seller No. 2 or their respective representatives.

14.3 Notices.

      All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered mail or certified mail, return receipt requested, to the appropriate party at the following address (or at such other address for a party as shall be specified by notice pursuant hereto):

     (a)  If to Purchaser, to:

               Pomeroy Computer Resources, Inc.
               1020 Petersburg Road
               Hebron, Kentucky  41048

          With a copy to:

               James H. Smith III, Esq.
               Lindhorst & Dreidame
               312 Walnut Street, Suite 2300
               Cincinnati, Ohio  45202

     (b)  If to Seller No. 1, to:

               Microcare, Inc.
               14348 Strawtown Avenue
               Noblesville, Indiana 46060

          If to Seller No. 2, to:

               Microcare Computer Services, Inc.
               14348 Strawtown Avenue
               Noblesville, Indiana 46060



          With a copy to:

               David Millard, Esq.

               Leagre, Chandler & Millard
               9100 Keystone Crossing #800
               Indianapolis, Indiana  46240

     (c)  If to Shareholder, to:

               Robert L. Versprille
               14348 Strawtown Avenue
               Noblesville, Indiana 46060

14.4 Binding Effect.

      Except as may be otherwise provided herein, this Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

14.5 Headings.

      The  headings  in  this Agreement are intended  solely  for
convenience  of reference and shall be given no  effect  in   the
construction or interpretation of this Agreement.

14.6 Exhibits.

      The Exhibits referred to in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

14.7 Counterparts.

      This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute together one and the same document.

14.8 Governing Law.

      This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana, without regard to its laws regarding conflict of laws.

14.9 Severability.

       If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

14.10     Waivers; Remedies Exclusive.

      No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any party of any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same. Except as otherwise provided in the note issued pursuant to Section 4.3, the Employment Agreement and the Covenant Not to Compete Agreements, the indemnification provided for by Section 11 herein shall constitute the exclusive remedy of any party with respect to (i) the matters for which such indemnification is provided and (ii) any other matters arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, and whether any claims or causes of action asserted with respect to any such matters are brought in contract, tort or other legal theory whatsoever.

14.11     Assignments.

      Except as otherwise provided in this Agreement, no party shall assign its rights or obligations hereunder prior to Closing without the prior written consent of the other party.

14.12     Entire Agreement.

      This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto any rights or privilege hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

14.13     Business Records.

      Seller No. 1, Seller No. 2 and Shareholder shall be permitted to retain copies of such books and records relating to Purchased Assets No. 1 and Purchased Assets No. 2 and relating to the accounting and tax matters of the Business and to have access to all original copies of records so delivered to Purchaser at reasonable times, for any reasonable business purpose, for a period of six (6) years after the Closing.

14.14     No Third Party Beneficiaries.

      This Agreement shall not confer any rights or remedies upon any persons or entities other than the parties hereto and their respective successors, legal representatives, heirs and assigns.

      The parties hereto have executed this Agreement as of the date first above written.

WITNESSES:                      MICROCARE, INC.


___________________________


___________________________
By:________________________________
                                      Robert    L.    Versprille,
President





___________________________     MICROCARE COMPUTER SERVICES, INC.

___________________________
By:________________________________
                                      Robert    L.    Versprille,
President


___________________________     POMEROY COMPUTER RESOURCES, INC.


___________________________
By:________________________________


___________________________


___________________________
__________________________________
                                ROBERT L. VERSPRILLE